Exhibit 10.2

CHANGE OF CONTROL TERMINATION PROTECTION AGREEMENT

CHANGE OF CONTROL TERMINATION PROTECTION AGREEMENT (the “Agreement”) effective March 31, 2011 between Morton’s Restaurant Group, Inc. (the “Company”) and Scott D. Levin (“Executive”).

The Company is currently exploring potential strategic alternatives, which may involve one or more transactions that could result in a Change of Control (as defined below). Executive is a skilled and dedicated employee who has important legal responsibilities and talents which benefit the Company and that will be important for the process of exploring strategic alternatives. The Company believes that its best interests will be served if Executive is encouraged to remain with the Company or its Subsidiaries. The Company has determined that Executive’s ability to perform Executive’s responsibilities and utilize Executive’s talents for the benefit of the Company generally and, in connection with the exploration of strategic alternatives, and the Company’s ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a Change of Control of the Company. Accordingly, the Company and Executive agree as follows:

1. Defined Terms. Unless otherwise indicated, capitalized terms used in this Agreement which are defined in Schedule A shall have the meanings set forth in Schedule A.

2. Effective Date; Term. This Agreement shall be effective as of March 31, 2011 (the “Effective Date”) and shall remain in effect until December 31, 2012 (the “Term”); provided, however, that commencing with January 1, 2013 and on each anniversary thereof (each an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto at least 60 days’ prior written notice before the applicable Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for two years following the Change of Control.

3. Change of Control Benefits. If Executive’s employment with the Company and its Subsidiaries is terminated at any time within two years following a Change of Control by the Company and any of its Subsidiaries without Cause or by Executive for Good Reason (the effective date of either such termination hereafter referred to as the “Termination Date”), Executive shall be entitled to, and the Company shall be required to provide, subject to Executive’s compliance with all provisions of this Agreement (including, but not limited to, Section 6 hereof) and execution of a general release in favor of the Company that is reasonably acceptable to the Company (the “Release”) within thirty (30) days following the Terminate Date (which Release is not revoked by Executive), the payments and benefits provided hereafter in this Section 3 and as set forth in this Agreement. If Executive’s employment by the Company and any of its Subsidiaries is terminated prior to a Change of Control by the Company and any of its Subsidiaries without Cause in connection with or in anticipation of such Change of Control at the request of, or upon the initiative of, the buyer in the Change of Control transaction (an “Anticipatory Termination”), Executive shall be entitled to, and the Company shall be required to provide, subject to Executive’s execution of the Release within thirty (30) days following the

Termination Date, the benefits provided hereafter in this Section 3 and as set forth in this Agreement (but only if an anticipated Change of Control actually occurs during the Term) and Executive’s Termination Date shall be deemed to have occurred immediately following the Change of Control.

Notice of termination without Cause or for Good Reason shall be given in accordance with Section 12, and shall indicate the specific termination provision hereunder relied upon, the relevant facts and circumstances and the Termination Date.

(a) Severance Payments. Beginning forty-five (45) days following the Termination Date, the Company shall pay the following payments, which shall be payable in equal installments over a period of twenty-four (24) months, in accordance with the Company’s normal payroll practices:

(1) the Severance Multiple times the greater of Executive’s Base Salary in effect (i) immediately prior to the date of the Change of Control or (ii) immediately prior to the event set forth in the notice of termination giving rise to the Termination Date; and

(2) the Severance Multiple times the amount of Executive’s Bonus from the previously completed fiscal year (if any).

(b) Continuation of Employee Benefits. Beginning forty-five (45) days following the Termination Date, Executive shall receive a monthly payment equal to the monthly cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for a maximum of eighteen (18) months to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law; provided, that such payment shall cease to the extent that Executive is eligible for comparable benefits from a new employer.

(c) Payment of Earned But Unpaid Amounts. The Company shall pay Executive any unpaid Base Salary through the Termination Date and any Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year of the Company. In addition, Executive shall be entitled to prompt reimbursement of any unreimbursed expenses properly incurred by Executive in accordance with Company policies prior to the Termination Date (payments in this Section 3(c), “Accrued Payments”).

(d) Outplacement Services. For a period of two years following the Termination Date, the Company shall promptly pay (or, in the discretion of Executive, reimburse Executive for all reasonable expenses incurred) for professional outplacement services of a qualified consultant selected by the Company, but for no longer than the date Executive first obtains full-time employment after the Termination Date (not to exceed $25,000 in the aggregate).

(e) Equity Incentive Awards. Any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity incentive award then held by Executive, if not previously accelerated or waived pursuant to the Change of Control shall be automatically accelerated or waived effective as of the Termination Date.

4. Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, and, subject to Section 3(b), compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. No amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which the Company or any of its Subsidiaries (or any other person or entity) may have against Executive.

5. 280G Parachute Payments. Notwithstanding any other agreement between the Company and the Executive, in the event that any payment or benefits (whether made or provided pursuant to this Agreement or otherwise) provided to Executive constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and would be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Executive will be entitled to receive either (A) the full amount of the Parachute Payments, or (B) the maximum amount that may be provided to Executive without resulting in any portion of such Parachute Payments being subject to such Excise Tax, whichever of clauses (A) and (B), after taking into account applicable federal, state, and local taxes and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest portion of the Parachute Payments. Any reduction of the Parachute Payments pursuant to the foregoing shall occur in the following order: (1) any cash payment under any change in control bonus agreement or similar agreement, (2) any cash severance payable by reference to the Executive’s base salary and annual bonus; (3) any other cash amount payable to the Executive; (4) any benefit valued as a “parachute payment” (within the meaning of Section 280G of the Code); and (5) acceleration of vesting of any equity award. Any determination required under this Section 5 shall be made in writing by the independent public accountants of the Company, whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making any calculation required by this Section 5, such accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

6. Restrictions and Obligations

(a) Confidentiality.

(1) During the course of Executive’s employment by the Company (prior to and during the Term), Executive has had and will have access to certain trade secrets and confidential information relating to the Company and its Subsidiaries and Affiliates (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by Executive during Executive’s employment by the Company or its Subsidiaries and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Executive shall not, during the period Executive is employed by the Company or its Subsidiaries or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall Executive use it in any way, except (i) in the course of Executive’s employment with, and for the benefit of, the Protected Parties, (ii) to enforce any rights or defend any claims hereunder or under any other agreement to which Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto, (iii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with jurisdiction to order him to divulge, disclose or make accessible such information, provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment, (iv) as to such Confidential Information that becomes generally known to the public or trade without his violation of this Section 6(a) to Executive’s spouse, attorney and/or his personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of Confidential Information by an Exempt Person shall be deemed to be a breach of this Section 6(a) by Executive. Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive shall acquire no rights to any such Confidential Information.

(2) All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Company or it Subsidiaries, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its Subsidiaries, whether prepared by Executive or otherwise coming into Executive’s possession, shall remain the exclusive property of the Company and its Subsidiaries.

(3) It is understood that while employed by the Company or its Subsidiaries, Executive will promptly disclose to it, and assign to it Executive’s interest in any invention, improvement or discovery made or conceived by Executive, either alone or jointly with others, which arises out of Executive’s employment. At the Company’s request and expense, Executive will assist the Company and its Subsidiaries during the period of Executive’s employment by the Company or its Subsidiaries and thereafter (but subject to reasonable notice and taking into account Executive’s schedule) in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(b) Cooperation. During Executive’s employment with the Company and any period of time for which Executive is receiving payments or benefits pursuant to Section 3 from the Company, Executive shall cooperate fully with any investigation or inquiry by the Company, or any governmental or regulatory agency or body, concerning the Company or its Subsidiaries’ or Affiliates’ operations.

(c) Non-Solicitation or Hire. During Executive’s employment with the Company and for a period of twenty-four (24) months following the termination of Executive’s employment for any reason, Executive shall not (a) directly or indirectly solicit, attempt to solicit or induce (x) any party who is a commercial customer that generates revenue in excess of $25,000 annually (a “Commercial Customer”) of the Company or its Subsidiaries, who was a Commercial Customer of the Company or its Subsidiaries at any time during the twelve (12) month period immediately prior to the date Executive’s employment terminates or who is a prospective Commercial Customer that has been identified and targeted by the Company or its Subsidiaries, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its Subsidiaries, or (y) any supplier to the Company or any Subsidiary to terminate, reduce or alter negatively its relationship with the Company or any Subsidiary or in any manner interfere with any agreement or contract between the Company or any Subsidiary and such supplier or (b) hire any employee of the Company or any of its Subsidiaries or Affiliates who holds the position of Assistant Manager or higher (a “Current Employee”) or any person who held the position of Assistant Manager or higher of the Company or any of its Subsidiaries or Affiliates during the twelve (12) month period immediately prior to the date Executive’s employment terminates (a “Former Employee”) or directly or indirectly solicit or induce a Current or Former Employee to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with Executive, or any other person or any entity.

(d) Property. Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its Subsidiaries are the sole property of the Company and its Subsidiaries (“Company Property”). During Executive’s employment with the Company, and at all times thereafter, Executive shall not remove, or cause to be removed, from the premises of the Company or its Subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its Subsidiaries, except in furtherance of his duties under the Agreement. When Executive’s employment with the Company terminates, or upon request of the Company at any time, Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

(e) Nondisparagement. Executive agrees that he will not at any time (whether during Executive’s employment with the Company or anytime thereafter) publish or communicate to any person or entity any Disparaging (as defined below) remarks, comments or statements concerning the Company and its Subsidiaries, Castle Harlan Partners III, L.P., their parents, Subsidiaries and Affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

(f) Remedies; Specific Performance. Executive acknowledges and agrees that Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to seek equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach, without requiring the posting of a bond. Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order.

7. Termination of Employment for Other Than Without Cause or Without Good Reason. Nothing in this Agreement shall be construed to prevent the Company or any of its Subsidiaries from terminating Executive’s employment for Cause. If Executive’s employment is terminated by the Company for any reason other than without Cause or by Executive without Good Reason, the Company shall have no obligation to make any payments under this Agreement, except for the Accrued Payments.

8. Assignment. Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 8 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

9. Withholding and Deferral. Notwithstanding any other provision of this Agreement, the Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

10. Section 409A Specified Employee. Notwithstanding any other provision of this Agreement, if at the time of the termination of Executive’s employment Executive is a “specified employee” (as defined in Section 409A of the Code (“Section 409A”)) and any payments or benefits upon such termination under Section 3 hereof will result in additional tax or interest to Executive under Section 409A, Executive will not be entitled to receive such payments or benefits until the date which is six (6) months after the termination of Executive’s employment for any reason, other than as a result of Executive’s death or Disability.

11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Illinois, without regard to conflicts of laws principles thereof.

12. Notice. For the purpose of this Agreement, any notice and all other communication provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received at the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith.

If to the Company:

Morton’s Restaurant Group, Inc.

c/o Castle Harlan, Inc.

150 East 58th Street

37th Floor

New York, New York 10155

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attn: Robert Goldstein, Esq.

   Laurence M. Moss, Esq.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

13. Entire Agreement; Offset. This Agreement constitutes the entire agreement between the parties and, except as expressly provided herein, supersedes the provisions of all other prior agreements expressly concerning the effect of a termination of employment in connection with or following a Change of Control on the relationship between the Company and its Affiliates and Executive. In no event shall payments or benefits provided pursuant to any other agreement between Executive and the Company entitle Executive to a duplication of payments and benefits pursuant to this Agreement and, in the event of an Anticipatory Termination, any amount payable hereunder shall be offset and reduced by the amount of any termination payments or benefits previously provided to Executive or any other severance arrangement with the Company.

14. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the 31st day of March, 2011.

MORTON’S RESTAURANT GROUP, INC.

/s/ Zane Tankel
By: ZANE TANKEL
Title: Director and Authorized Signatory

/s/ Scott D. Levin
SCOTT D. LEVIN

Schedule A

CERTAIN DEFINITIONS

As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

“Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

“Base Salary” means Executive’s annual rate of base salary in effect on the date in question.

“Beneficial Owner” means beneficial owner within the meaning of Rule 13d-3 and 13d-5 of the General Rules and Regulations under the Exchange Act.

“Board” means the board of directors of the Company.

“Bonus” means the amount payable to Executive under the Company’s applicable annual incentive bonus plan with respect to a fiscal year of the Company.

“Cause” means as determined by the Board (or its designee), (i) indictment for a felony or any crime involving dishonesty or theft; (ii) conduct by Executive in connection with his employment duties or responsibilities that is fraudulent, unlawful or grossly negligent; (iii) Executive’s willful misconduct; (iv) Executive’s contravention of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the Board; (v) Executive’s material breach of his obligations under this Agreement, including, but not limited to breach of Executive’s obligations under Section 6, and Executive’s continued inattention to or material failure to perform the duties reasonably assigned to Executive by the Board; (vi) any acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its Subsidiaries or Affiliates; (vii) Executive’s failure to comply with a material policy of the Company, its Subsidiaries or Affiliates; or (viii) Executive’s engaging in personal conduct (including, but not limited to, harassment or discrimination of employees, or the use or possession at work of any illegal controlled substance) which seriously discredits or damages, or could seriously discredit or damage, the Company, its Subsidiaries or Affiliates. A termination for “Cause” shall be effective immediately (or on such other date set forth by the Board). With respect to any event or deficiency constituting Cause pursuant to clauses (v) and (vii) above (except with respect to a breach by Executive of Executive’s obligations under Section 6 of the Agreement), the Company shall be required to provide Executive with written notice specifying such event or deficiency within ninety (90) days following the Board’s verifiable knowledge of the occurrence of such event or deficiency and Executive shall have thirty (30) days after receipt of such notice to cure, if curable, such event or deficiency that would result in such Cause, as reasonably determined by the Board.

“Change of Control” means the occurrence of the following events: (i) any Person other than Castle Harlan, Inc. and its Affiliates becomes the Beneficial Owner, directly or indirectly, of securities representing a majority of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board, (ii) any Person other than Castle Harlan, Inc. and its Affiliates becomes the Beneficial Owner, directly or indirectly, of securities representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board and Castle Harlan, Inc. and its Affiliates own less than five percent (5%) of the combined voting power of the Company’s then outstanding securities generally entitled to vote for the election of members of the Board, or (iii) as a result of a cash tender offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the individuals who were members of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least a majority of the Board of the Company or of any successor to the Company; provided that any person becoming a director after the Effective Date and whose election or nomination for election by the shareholders of the Company was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Morton’s Restaurant Group, Inc. and, after a Change of Control, any successor or successors thereto.

“Disability” means disability as defined in Section 409A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means (i) Executive is assigned any duties or responsibilities materially inconsistent with his position as Senior Vice President, General Counsel and Corporate Secretary, (ii) a reduction in the Executive’s base salary or target bonus opportunity, (iii) the Company fails to pay any sum of money to Executive when the same becomes due or (iv) relocation of the Company’s headquarters to a location more than fifty (50) miles from the Company’s current headquarters. Executive shall be required to provide the Company with written notice specifying such event or deficiency constituting Good Reason within ninety (90) days following Executive’s knowledge of the occurrence of such event and the Company shall have thirty (30) days after receipt of such notice to cure the event or deficiency that would result in Good Reason.

“Person” means a person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act (or any successor thereto).

“Severance Multiple” means 2.

“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

2